Exhibit 10.1

*** Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Exclusive License and Collaboration Agreement (this “Agreement”) is entered into as of the 27th day of December, 2013 (the “Effective Date”) by and between RSV Corporation, a corporation organized under the laws of Delaware, with its principal place of business at 7361 Calhoun Place, Suite 510, Rockville, MD 20855, USA (“RSVC”), and Bestewil Holding B.V., a company organized and existing under the laws of the Netherlands, with a principal business address at J.H. Oortweg 21, 2333 CH Leiden, The Netherlands (“BH”).

INTRODUCTION

WHEREAS, BH has developed certain technology related to making respiratory syncytial virus virosome vaccines;

WHEREAS, RSVC desires to exclusively license from BH such technology for the purpose of developing and commercializing respiratory syncytial virus virosome vaccines, and BH desires to grant such a license to RSVC in accordance with the terms and conditions of this Agreement;

WHEREAS, BH is a wholly owned subsidiary of Mymetics Corporation, a Delaware corporation (“Mymetics”); and

WHEREAS, Mymetics has agreed to guarantee the performance of BH under this Agreement.

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, RSVC and BH agree as follows:

1.	DEFINITIONS

When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Section 1.

1.1                “Additional Respiratory Virus” means a respiratory virus other than […***…]that have or may in the future appear in the human population.

1.2                “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person.  For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, or status as a general partner in any partnership.  The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

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1.3                “Annual Net Sales” means the aggregate Net Sales of all Licensed Product in the Territory during a Calendar Year.

1.4                “Astellas” means Astellas Pharma Inc.

1.5                “[…***…]” means […***…].

1.6                “[…***…]” means […***…].

1.7                “[…***…]” means […***…].

1.8                “BH Indemnitees” means BH, its Affiliates, and the Sublicensees, agents, directors, officers and employees of BH and its Affiliates.

1.9                “BH IP” means, collectively, BH Know-How, BH Patent Rights, and any other Intellectual Property Rights Covering the BH Know-How, […***…].

1.10             “BH Know-How” means all Know-How in the Territory that (a) is Controlled by BH or its Affiliates as of the Effective Date or at any time thereafter during the Term, and (b) relates to, or can be used in the production of, the Licensed Product or any other product containing, or produced using or derived from, an […***…], including a pharmaceutical composition comprising any of the foregoing, with or without adjuvants, including, without limitation, compositions, formulations, methods of making, methods of treatment, and the like[…***…].

1.11             “BH Patent Rights” means any Patent Right in the Territory that (a) is Controlled by BH or its Affiliates as of the Effective Date or at any time thereafter during the Term, and (b) claims or Covers BH Know-How, including the Patent Rights set forth in Exhibit A, […***…].

1.12             “Business Day” means a day on which the banks in both Washington, D.C. and Lausanne, Switzerland are open for business, other than Saturday or Sunday.

1.13             “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December.

1.14             “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.

1.15             “CFR” means the United States Code of Federal Regulations.

1.16             “Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial or a Phase 3 Clinical Trial, including without limitation the Phase 2a Clinical Trial and the Phase 2b POC Study.
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1.17             "Combination Product" means a pharmaceutical composition comprising the Licensed Product and one or more active pharmaceutical ingredients that are not Licensed Products.  Notwithstanding the foregoing, the addition to the Licensed Product of […***…]for which RSVC is or may be required to pay license fees to a Third Party shall not make the Licensed Product a Combination Product, but any license fees paid to the Third Party shall be Required Third Party Payments.

1.18             “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment; provided, that, with respect to the Exploitation of a Licensed Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the relevant Licensed Product, and other relevant factors commonly considered in similar circumstances.

1.19             “Confidential Information” means information, regardless of the form in which that information is constituted, disclosed by a Party or its Affiliate (such Party referred to as the “Disclosing Party”) to the other Party or its Affiliate (such Party referred to as the “Receiving Party”) which information (a) is treated by the Disclosing Party as confidential; and (b) relates either directly or indirectly to the business of such Disclosing Party; including without limitation, all information and data regarding the composition, formulation, manufacture or use, or pre-clinical or clinical data regarding, or status of research or development of, any Licensed Product (including for the avoidance of doubt any lead molecules or back-up molecules generated in the RSV Virosome Vaccine program conducted pursuant to this Agreement).
Confidential Information of the Disclosing Party excludes any information that the other Party (the “Receiving Party”) can establish by written records:

(i)              was known by the Receiving Party prior to the receipt from the Disclosing Party;

(ii)            was disclosed to the Receiving Party by a Third Party having the right to do so;

(iii)           was, or subsequently became, publicly known through no fault of the Receiving Party, its Affiliates or any of the officers, directors, employees or agents of the Receiving Party or its Affiliates; or

(iv)           was concurrently or subsequently developed by personnel of the Receiving Party without having had access to the Disclosing Party’s Confidential Information.

1.20             “Control” or “Controlled” means, with respect to any Know-How, Patent Right, or any Intellectual Property Right, the possession of the right (whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement)), to assign, or grant a license, sublicense or other right to or under, such Know-How, Patent Right, or any Intellectual Property Right, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
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1.21             “Cover”, “Covered” or “Covering” means, with respect to a patent, that, in the absence of a license granted to a Person under a Valid Claim included in such patent, the making, having made, use, sale, offering for sale or importation by such Person of an invention (including by way of example and avoidance of doubt, the Licensed Product) claimed in such patent would infringe such Valid Claim.

1.22             "EMA" means the European Medicines Agency or any successor agency thereto.

1.23             “Executive Officer” means, with respect to a Party, the Chief Executive Officer of such Party (or the officer or employee of such Party then serving in a substantially equivalent capacity) or his/her designee who reports directly to such Chief Executive Officer.

1.24             “Exploit” and, with correlative meaning, “Exploitation” means, with respect to a Licensed Product, to develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit such Licensed Product.

1.25             “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.26             “Field” means the treatment and/or prophylaxis of disease or infection caused by RSV.

1.27             “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale for use or consumption by the general public of such Licensed Product in such country following the receipt of Regulatory Approval in such country.  Sales or transfers of Licensed Product which are not for value, and sales or transfers of reasonable quantities of Licensed Product for Clinical Trial purposes or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.28             “FTE” shall mean the equivalent of a full-time employee's of BH or its Affiliates work time over a twelve (12) month period, based upon[…***…] during that Calendar Year.  The portion of an FTE year devoted by a […***…]any twelve-month period[…***…].  For the purpose of this definition, […***…].

1.29             “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.30             “FTE Rate” means the applicable rate per FTE per Calendar Year set forth in the rate card in Exhibit D.

1.31             “GAAP” means United States Generally Accepted Accounting Principles, consistently applied.
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1.32             “GMP” means Good Manufacturing Practice, a production and testing practice that ensures a good quality product.

1.33             “IND” means an Investigational New Drug Application or similar foreign application or submission for approval to conduct human clinical investigations.

1.34             “Intellectual Property Rights” means Patent Rights, Know-How, trade secret rights, copyrights and other forms of proprietary or industrial rights, but excluding trademarks.

1.35             “Joint IP” means.

1.36             “Joint Know-How” means[…***…].

1.37             “Joint Patent Rights” means[…***…].

1.38             “Know-How” means[…***…].

1.39             “Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.40            “Licensed Product” means a […***…], including any pharmaceutical composition comprising the foregoing, […***…], in each case that[…***…].

1.41             “[…***…]” means any of […***…].

1.42             “[…***…]” means any of t[…***…].

1.43             “NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug, and Cosmetic Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.44             “Net Sales” means the gross invoice price of Licensed Product sold by RSVC, its Affiliates or Sublicensees to any Third Party less the following items, to the extent included in the gross invoiced sales price of the Licensed Product or otherwise directly paid or incurred by RSVC, its Affiliates or Sublicensees with respect to the sale of the Licensed Product:  (a) trade discounts, credits or allowances actually allowed, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges to the extent actually invoiced, (d) amounts that are written off as uncollectible, (e) that portion of the annual fee paid by RSVC, its Affiliates and Sublicensees to the United States government pursuant to Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as may be amended) reasonably attributable to Licensed Products, (f) taxes, duties or other governmental tariffs (other than income taxes) to the extent actually stated on the invoice, and (g) applicable chargebacks and any government-mandated rebates.  There shall be no double-counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales.
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Net Sales shall be calculated from the books and records of RSVC, its Affiliates and Sublicensees, which shall be maintained in accordance with GAAP or International Financial Reporting Standards, as applicable to such entities.

In the case of any sale or other disposal of a Licensed Product between or among RSVC, its Affiliates and Sublicensees for resale, Net Sales shall be calculated on the value invoiced on the first arm’s-length sale thereafter to a Third Party other than a Sublicensee.  Licensed Products that are used in clinical trials, or that are provided at no profit or at cost basis for indigent patient programs or similar programs, shall be excluded from Net Sales.

In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, in any country, other than in an arm’s-length transaction exclusively for money, Net Sales of such Licensed Product shall be the greater of the value of the non-cash consideration received or the fair market price of the Licensed Product in such country.

In the event that the Licensed Product is sold as part of a Combination Product in a country in a Calendar Quarter, the Net Sales from the Combination Product in such country in such Calendar Quarter, for the purposes of determining royalty payments and sales milestone payments, shall be determined by multiplying the Net Sales of the Combination Product as determined in accordance with the preceding provisions of this Section in such country during such Calendar Quarter, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price in such country of Licensed Product, and B is the weighted (by sales volume) average sale price in such country of the other active ingredient(s) included in the Combination Product when sold separately in finished form, in each case during such Calendar Quarter.

If the weighted average sale price of one or both of the Licensed Product and the other active ingredient(s) in the Combination Product when sold separately in finished form cannot be determined, the Net Sales of the Combination Product shall be reasonably allocated based upon the relative values of the Licensed Product and the other active ingredient(s), as determined by mutual written agreement of the Parties (such agreement not to be unreasonably withheld).  If the Parties are unable to agree as to such respective values, then such matter shall be referred for resolution pursuant to Section 12.6.

1.45             “Other Vaccine Company” means […***…].

1.46             “Other Vaccine Company Transaction” means […***…].

1.47             “[…***…]” means […***…].

1.48             “Party” means BH or RSVC.

1.49             “Patent Rights” means (a) patent applications (including provisional applications); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to or claiming the priority date(s) of any of the foregoing; (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof; and (e) all patents claiming overlapping priority therefrom.
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1.50             “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

1.51             “Phase 1 Clinical Trial” means a human clinical trial in the United States that would satisfy the requirements of 21 CFR 312.21(a) or an equivalent human clinical trial in any country outside the United States that would satisfy the requirements applicable to such human clinical trial in such country.

1.52             “Phase 2 Clinical Trial” means a human clinical trial in the United States that would satisfy the requirements of 21 CFR 312.21(b) or an equivalent human clinical trial in any country outside the United States that would satisfy the requirements applicable to such human clinical trial in such country.

1.53             “Phase 2a Clinical Trial” means, pursuant to the approved R&D Plan, a randomized, double-blind, placebo-controlled Phase 2 Clinical Trial to investigate the effect of the Licensed Product on infection of healthy volunteers with RSV.

1.54             “Phase 2b POC Study” means a Phase 2b POC Study as defined […***…]on the Effective Date.

1.55             “Phase 3 Clinical Trial” means a human clinical trial in the United States that would satisfy the requirements of 21 CFR 312.21(c) or an equivalent human clinical trial in any country outside the United States that would satisfy the requirements applicable to such human clinical trial in such country.

1.56             “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable governmental authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.57             “Regulatory Approval” means, with respect to a pharmaceutical product in a country or regulatory jurisdiction, all approvals (including Pricing Approvals) of a Regulatory Authority that are necessary for the commercial sale of a Licensed Product in the Field in such country or regulatory jurisdiction, including, without limitation, the approval of an NDA by the FDA.

1.58             “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a pharmaceutical product in a country or regulatory jurisdiction including, without limitation, the FDA, and foreign equivalents thereof.

1.59             “Regulatory Documentation” means, with respect to a Licensed Product, all INDs, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files, and any other reports, records, regulatory correspondence and other materials relating to the pre-clinical and clinical development and Regulatory Approval of such Licensed Product, or required to manufacture, distribute and sell such Licensed Product, including any safety database.
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1.60             “Required Third Party Payments” means payments made by RSVC or its Affiliate or Sublicensee to a Third Party to license Patent Rights Covering such Third Party’s Know-How or to license from a Third Party adjuvant(s) incorporated into a Licensed Product.

1.61             “Royalty Term” means, with respect to a Licensed Product and a country, on a country-by-country basis, the period of time beginning with the First Commercial Sale of such Licensed Product in such country and continuing until […***…]in such country.

1.62             “RSV” means respiratory syncytial virus.

1.63             “RSV Virosome Vaccine”[…***…].

1.64             “RSVC Indemnitees” means RSVC, its Affiliates and Sublicensees, and the agents, directors, officers and employees of RSVC and its Affiliates.

1.65             “RSVC IP” means, collectively, RSVC Know-How, RSVC Patent Rights, and any other Intellectual Property Rights Covering the RSVC Know-How to the exclusion of Joint IP.

1.66             “RSVC Know-How” means all Know-How in the Territory that (a) is Controlled by RSVC or its Affiliates as of the Effective Date or at any time thereafter during the Term, and (b) relates to, or can be used in the production of, the Licensed Product, including, without limitation, compositions, formulations, methods of making, methods of treatment, and the like, to the exclusion of Joint Know-How.

1.67             “RSVC Patent Rights” means any Patent Right in the Territory that (a) is Controlled by RSVC or its Affiliates as of the Effective Date or at any time thereafter during the Term, and (b) claims or Covers RSVC Know-How, to the exclusion of Joint Patent Rights.

1.68             “Sublicensee” means a Person to whom RSVC, or its Affiliate or another Sublicensee, has granted a sublicense in accordance with the terms of this Agreement.

1.69             “Successful Phase 2b POC Clinical Study[…***…]” means […***…].

1.70             “[…***…]” has the meaning set forth in[…***…].

1.71             “Territory” means worldwide.

1.72             “Third Party” means any Person other than the Parties and their Affiliates.

1.73             “U.S.C.” means the United States Code.

1.74             “Vaccine” means any preparation that elicits a humoral immune response and/or cellular mediated response in humans provided that in each case such a preparation contains one or more molecules or ingredients that elicit a specific immune response to one or more such molecules or ingredients and/or to a pathogenic micro-organism, including, without limitation, live attenuated or modified micro-organisms, whole killed micro-organisms, proteins, polysaccharides, polysaccharide conjugates, peptides, recombinant proteins, glycolipids and fragments thereof.
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1.75             “Valid Claim” means an issued claim of an unexpired patent of[…***…].

1.76             “Virosome Technology” means[…***…].

1.77             Other Defined Terms.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Applicable Percentage	11.3(a)(ii)
Audited Party	5.9
Auditing Party	5.9
Bankruptcy Code	2.6
BH	Preamble
Breaching Party	11.2(b)
Competitive Infringement	6.3(b)
Covered Transaction	2.3(c)
Direct Development Plan	5.3(a)
Disclosing Party	1.19
Effective Date	Preamble
JCSC	3.2
Losses	8.1
Mymetics	Introduction
Non-Breaching Party	11.2(b)
Offer Notice	2.3(c)

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Definition	Section
Offer Review Period	2.3(c)
Paragraph IV Certification	6.3(a)
R&D Plan	3.1
R&D Program	3.1
Receiving Party	1.19
RSVC	Preamble
Severed Clause	12.7
Term	11.1
Terminated Territory	11.3(a)(i)
Third Party Offer	2.3(c)

1.78             Construction.  In construing this Agreement, unless expressly specified otherwise;

(a)            references to Sections and Exhibits are to sections of, and exhibits to, this Agreement;

(b)            use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c)            headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d)            any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; and

(e)            the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

2.	LICENSES

2.1                Licenses to RSVC.  Subject to the terms and conditions of this Agreement, BH hereby grants to RSVC an exclusive, royalty-bearing, sublicenseable (in accordance with Section 2.2), non-transferable (except in accordance with Section 12.1) license, under the BH IP, to make, have made, use, sell, offer to sell, import and otherwise research and Exploit Licensed Product in the Field in the Territory.
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2.2                Sublicenses.

(a)            RSVC shall have the right to grant to its Affiliates and to Third Parties sublicenses under the license granted in Section 2.1, subject to BH’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that (i) no such consent shall be required with respect to sublicenses granted to Affiliates of RSVC; (ii)  no such consent shall be required with respect to compulsory licenses required by Law; (iii) […***…]; and (iv) if […***…], such BH consent shall not be required for any sublicenses or further sublicenses that RSVC or its Affiliates or any of their Sublicensees may grant.

(b)            Except with respect to sublicenses granted to Affiliates of RSVC and compulsory licenses required by Law, each such sublicense shall be in writing.  Except with respect to compulsory licenses required by Law, each such sublicense shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such Sublicensee shall not further sublicense except on terms consistent with this Section 2.2.  RSVC shall provide BH with a copy of any written sublicense granted pursuant to this Section 2.2(b) within […***…] days after the execution thereof.  A copy of a sublicense agreement may be redacted to exclude confidential information required by such Sublicensee to be kept confidential.  RSVC shall remain responsible for the performance of its Sublicensees (excluding compulsory Sublicensees), and shall ensure that all Sublicensees (other than compulsory Sublicensees) comply with the relevant provisions of this Agreement.

2.3                Additional Vaccine Programs.

(a)            Non-Respiratory Vaccine Programs.  If at any time during the Term BH or any of its Affiliates desires to develop and/or commercialize with one or more Third Party(ies) one or more Vaccines using Virosome Technology owned or Controlled by BH or any of its Affiliates other than a […***…], BH shall notify RSVC in writing of its intent  […***…]days prior to entering into an agreement with such Third Party(ies) for such development and/or commercialization.  In any such agreement between BH or any of its Affiliates and Third Party(ies) relating to the development and/or commercialization of Vaccine(s) using Virosome Technology executed during the Term, BH or the applicable Affiliate shall […***…].

(b)            Option to Expand License Grants.  If at any time during the Term RSVC desires to expand the rights and licenses granted under this Agreement to include one or more Additional Respiratory Viruses, RSVC shall notify BH in writing of its desire, identifying the Additional Respiratory Virus for which it desires a license.  Following BH’s receipt of such written notice, the Parties shall engage in good faith negotiations to modify the terms and conditions of this Agreement to include such Additional Respiratory Virus, including by amending the Field definition to include the Additional Respiratory Virus and including commercially reasonable financial terms and conditions applicable to Licensed Products for such Additional Respiratory Virus.  For avoidance of doubt, such good faith negotiations will be made by the Parties without prejudice to the license granted to RSVC pursuant to Section 2.1.  Neither […***…], except as permitted in Section 2.3(c).
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(c)            If at any time during the Term BH or any of its Affiliates desires to develop and/or commercialize with one or more Third Party(ies) any Vaccine using Virosome Technology owned or Controlled by BH or any of its Affiliates for […***…], BH shall provide to RSVC written notice […***…], provided that BH shall have no obligation to disclose the identity of or other information regarding the Third Party(ies) […***…].  During a period of, RSVC shall have a right of first refusal with respect to the applicable Covered Transaction and, at any time during the Offer Review Period, RSVC may exercise such right of first refusal by delivering to BH a written notice of exercise duly executed by the Chief Executive Officer of RSVC (or his duly appointed designee).  Following exercise of such right of first refusal, BH or the applicable Affiliate and RSVC shall use good faith efforts to negotiate and enter into a definitive agreement with respect to the Covered Transaction.  If RSVC fails to exercise its right of first refusal as to a Covered Transaction on or prior to the date of expiration of the Offer Review Period or RSVC and BH or the applicable Affiliate fail to enter into a definitive agreement within […***…]days after RSVC’s exercise of its right of first refusal, BH or the applicable Affiliate shall be free to enter into a definitive agreement with the Third Party(ies) […***…].  Should BH or the applicable Affiliate thereafter desire to enter into the Covered Transaction with such Third Party(ies) on[…***…].

2.4                Retained Rights.  Except as expressly provided in Section 2.1, all rights in and to the BH IP are hereby retained by BH and its Affiliates.

2.5                Joint IP License to BH.  RSVC hereby grants to BH a[…***…], under the Joint IP, to make, have made, use, sell, offer to sell, import and otherwise research and Exploit, solely outside the Field in the Territory, products that are not Licensed Products.

2.6                365(n) Rights.  All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Article 2, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  RSVC will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.  BH agrees that RSVC, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.”  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

3.	RESEARCH AND DEVELOPMENT

3.1                R&D Program.

(a)            Under the terms and conditions set forth herein, RSVC and BH shall collaborate to conduct research and development activities with respect to Licensed Product (the “R&D Program”). The R&D Program shall be conducted in accordance with the research and development plan attached hereto as Exhibit B, as such plan may be amended from time to time by RSVC (the “R&D Plan”).  RSVC shall consult with BH, through the JCSC, and reasonably consider comments and suggestions of BH, in connection with any material amendment of the R&D Plan that relates to activities to be conducted by BH or its Affiliates under the R&D Plan, provided that RSVC shall not have the authority to increase BH’s performance obligations under the R&D Plan without BH’s consent.  RSVC shall fund and manage the research and development activities set forth in the R&D Plan, including with respect to the Phase 1 Clinical Trial and Phase 2a Clinical Trial described in the R&D Plan.  Each Party shall use its Commercially Reasonable Efforts to perform all activities assigned to it and fulfill all of its obligations under the R&D Plan. In addition, each Party shall conduct its activities under the R&D Plan in accordance with applicable Law.
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(b)            Within […***…]days after the end of each Calendar Quarter, each Party shall provide to the other a written report, in a mutually agreed format, summarizing its activities conducted pursuant to the R&D Plan during the prior Calendar Quarter and identifying the results obtained or benchmarks achieved since the last report, including any material information about the safety and efficacy of the Licensed Product.

3.2                JCSC.

(a)            The Parties shall establish a joint collaboration steering committee (the “JCSC”) to review and coordinate the Parties’ research and development activities under the R&D Plan.  Each Party may, in its discretion, designate one or more representatives of such Party as its representative(s) on the JCSC.  Astellas or the Other Vaccine Company may, with RSVC’s approval, also designate an observer to the JCSC.  Each Party may replace its representatives at any time upon written notice to the other Party.

(b)            Prior to the First Commercial Sale of a Licensed Product, the JCSC shall meet once […***…], or as otherwise mutually agreed by the Parties.  The JCSC shall review each Party’s activities and progress related to the research and development of Licensed Product pursuant to the R&D Plan during the preceding […***…]and serve as a forum for the exchange of information and advice between the Parties regarding the same, but shall have no decision-making authority.  Following the First Commercial Sale of a Licensed Product, the JCSC shall cease to meet and automatically disband.

(c)            Meetings of the JCSC shall be held at locations mutually agreed by the Parties.  JCSC meetings may not necessarily be face-to-face meetings, but may be held via other methods of communication, such as teleconferences and/or videoconferences.  Information and advice exchanged at JCSC meetings shall be recorded in minutes of the meetings.  At the beginning of each JCSC meeting a secretary to keep the minutes of the meeting shall be appointed by the members of the JCSC.  The minutes shall be circulated for review and comment within […***…]Business Days following each meeting.  The minutes shall become final when approved by both Parties.

3.3               Technology Transfer to RSVC.  Within a reasonable period of time after the Effective Date, but in any event after BH’s receipt of the up-front fee due pursuant to Section 5.1, BH (a) shall make available to RSVC, in a mutually-agreed upon format, all information in its possession or control related to the development, manufacture and commercialization of the Licensed Product, and (b) shall make its relevant scientific and technical personnel available to RSVC to answer any questions or provide instruction as reasonably requested by RSVC concerning the information delivered pursuant to the foregoing clause (a).  In addition, but without limiting the foregoing, BH agrees to reasonably cooperate, and to ensure that its Affiliates reasonably cooperate, as RSVC or its Affiliate or Sublicensee may from time to time request (after receipt of the up-front fee), to provide, and to have third party contractors of BH and its Affiliates provide, any other BH Know-How and Joint Know-How comprising tangible materials or information and related Third Party agreements (in each case, including applicable cell banks, virus banks, other biological materials, laboratory notebooks and records relating to activities pursuant to this Agreement, including those that may be reasonably needed by RSVC or its Affiliate or Sublicensee for regulatory purposes, and, to the extent that such transfers are not in violation of such agreements, GMP material manufacturing agreements with Third Parties; provided that, as to any Third Party GMP material manufacturing agreements entered into after the Effective Date, BH shall ensure […***…].  Without limiting the foregoing, (i) the R&D Plan shall include a reasonably detailed plan for such transfer of biological materials and other Know-How, and (ii) the Parties expressly agree that RSVC, its Affiliates and Sublicensees are not authorized to make any other use of the rights granted under this Section 3.3 than for the sole purpose of pursuing the research, development and Exploitation of Licensed Products.  For the avoidance of doubt, the confidentiality provisions of this Agreement shall apply to information and other materials transferred under this Section 3.3 in accordance with their terms, and nothing in this Section 3.3 shall transfer ownership of or title to any underlying Intellectual Property Rights or extend or otherwise expand the licenses otherwise granted under this Agreement.
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4.	DILIGENCE

4.1               Responsibility.  After the Effective Date, RSVC shall, subject to Section 3.1, be responsible, at its expense, for the research, development and commercialization of Licensed Product, including responsibility for preparing, filing and maintaining all Regulatory Documentation and Regulatory Approvals that are required for Licensed Product, in the Field in the Territory.  RSVC will be responsible for GMP stage manufacturing and supply with respect to all Clinical Trial supplies of the Licensed Product.

4.2                Diligence.  RSVC, Astellas, or the Other Vaccine Company shall use Commercially Reasonable Efforts to develop and obtain without undue delay Regulatory Approval of […***…]Licensed Product in the Field in the […***…].  Following receipt of Regulatory Approval for such Licensed Product in the applicable Major Market, RSVC shall use Commercially Reasonable Efforts to commercialize such Licensed Product in the Field in such Major Market.

4.3                Failure. In the event that RSVC has failed to use Commercially Reasonable Efforts as provided in Section 4.2, BH shall give notice thereof to RSVC, which notice shall describe in detail BH’s basis for such failure, and the JCSC shall meet within ten (10) days to discuss such matter.

5.	PAYMENTS

5.1                Up-front Fee.  In partial consideration for the license granted to RSVC under the BH IP, RSVC shall pay to BH, by wire transfer to an account designated by BH, a non-revocable, non-refundable, non-creditable license fee in the amount of […***…]within ten (10) Business Days after the Effective Date.  The Parties agree that failure of RSVC to pay the up-front license fee set forth in this Section 5.1 shall constitute a “material breach” for purposes of Section 11.2(b).
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5.2                R&D Costs.  RSVC shall reimburse BH all (a) costs documented and incurred by BH after the Effective Date in connection with the research and development of Licensed Product as specifically contemplated in the R&D Plan, in accordance with agreed upon budget for such costs set forth in each such R&D Plan or as otherwise agreed to by RSVC.  RSVC shall reimburse such costs within […***…] days after receipt of an invoice issued by BH following the end of each calendar month, such invoices to reflect exactly the designated BH component of the latest development budget approved by the RSVC Development Committee under the Research and Development Funding Agreement between RSVC and Astellas for said month (or if the budget is not segregated into monthly increments, then such invoices shall equal one third (1/3) of the applicable quarterly budget), plus actual contractor and other pass-through expenses incurred by BH during the month in accordance with such development budget, and such invoices to describe such costs in reasonable detail and provide appropriate supporting documentation.  Any requests by BH for adjustments to invoice amounts (for example, to cover changes in currency exchange rates or cost-of-living compensation adjustments for employees) will constitute proposed changes to the development budget and, as such, will require approval of the RSVC Development Committee under the Research and Development Funding Agreement between RSVC and Astellas.

5.3                Milestone Payments.

(a)            Except for the Milestone Payment set forth in Section 5.3(b)(i), which is payable by RSVC, the Parties understand and agree that any Milestone Payments due pursuant to this Section 5.3 are payable upon achievement thereof only following one of the following conditions being satisfied[…***…].

(b)            Subject to Section 5.3(a) and at such time the aforementioned condition 5.3(a) (i), 5.3(a) (ii) or 5.3(a) (iii) is satisfied, RSVC shall pay to BH, by wire transfer to an account designated by BH, the applicable non-refundable, non-creditable milestone payment listed below after the achievement of each milestone event by RSVC, its Affiliates or Sublicensees with respect to the first Licensed Product to achieve such milestone event:

Milestone Event:	Milestone Payment:
(i) […***…]	[…***…]
(ii) […***…]	[…***…]
(iii) […***…]	[…***…]
(iv) […***…]	[…***…]
(v) […***…]	[…***…]
(vi) […***…]	[…***…]
(vii) […***…]	[…***…]

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The Parties acknowledge that failure of RSVC to pay the Milestone Payments set forth in this Section 5.3(b) may in some circumstances constitute a “material breach” for purposes of Section 11.2(b).

5.4                […***…].

(a)            […***…].

(b)            […***…].

5.5                Royalties Payable by RSVC.

(a)            Base Rate.  Subject to Sections 5.5(b) and (c), RSVC shall pay to BH the following tiered royalties on Annual Net Sales of Licensed Product in the Territory:

Annual Net Sales Tiers:	Royalty Rate:
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]%

(b)            Royalty Term.  Royalties shall be payable with respect to the Licensed Product and a country during the applicable Royalty Term; provided, that, if, during the remainder of the applicable Royalty Term after the expiration of the last-to-expire Valid Claim in such country, there is at least one Third Party RSV Vaccine approved in such country for a patient population for which the Licensed Product is also approved in such country that (collectively with all other such Third Party RSV Vaccines in such country) has a market share in such country, as a percentage of units sold of all RSV Vaccines (including the Licensed Product) approved for such patient population in such country, as determined from IMS Health data or on data from another mutually agreed data source, that is (i) equal to or greater than […***…]but less than […***…], then the royalty rate on such Licensed Product in such country for each Calendar Quarter in which such Third Party RSV Vaccine market share occurs shall be reduced to […***…]of the rate set forth in Section 5.5(a) or (ii) equal to or greater than […***…], then the royalty rate on such Licensed Product in such country for each Calendar Quarter in which such Third Party RSV Vaccine market share occurs shall be reduced to […***…]of the rate set forth in Section 5.5(a); provided that, in the case of both the foregoing clauses (i) and (ii), such reduction shall not be applied until such Third Party RSV Vaccine market share has been equal to or greater than […***…]for three consecutive Calendar Quarters and thereupon the reductions for the initial two Calendar Quarters shall be carried forward and applied against future royalties (in addition to then-current Calendar Quarter reductions) until such prior Calendar Quarter reductions have been fully applied.  If worldwide Net Sales during any Calendar Quarter fall into more than one of the annual Net Sales tiers specified in Section 5.5(a), then, for purposes of calculating the royalty reduction set forth in the preceding sentence as to Net Sales in an applicable country, it shall be assumed that Net Sales in such country fall into such royalty tiers in proportions equal to the proportions that aggregate worldwide Net Sales fall into such royalty tiers during such Calendar Quarter.
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(c)            Required Third Party Payments.  RSVC shall be entitled to deduct from the royalty payments it makes with respect to a Licensed Product in a country during the applicable Royalty […***…]of Required Third Party Payments actually made by RSVC or its Affiliate or Sublicensee and solely to the extent that such Third Party Payments (i) are required by a court of competent jurisdiction, in connection with the infringement of any Patent Rights controlled by such Third Party with respect to the Exploitation of a Licensed Product in the Field; or (ii) are pursuant to a licensing agreement with a Third Party to license Patent Rights Covering such Third Party’s Know-How or adjuvants incorporated into a Licensed Product if, in the absence of such license, the Exploitation of the Licensed Product in the Field would, in the reasonable judgment of RSVC and BH, be reasonably likely to infringe such Patent Rights or such adjuvant would not be available for incorporation into such Licensed Product.  RSVC shall discuss with BH any such licensing agreement into which RSVC intends to enter and reasonably consider any views that BH timely expresses to RSVC as to the necessity or prudence of entering into such licensing agreement; provided that, RSVC shall retain final decision-making authority as to whether or not it enters into any such proposed licensing agreement.  In no event shall a deduction under this Section 5.5(c) reduce any royalty payment made by RSVC pursuant to Section 5.5(a) (subject to Section 5.5(b)) by more than […***…].  If, but for the preceding sentence, the deduction under this Section 5.5(c) would have reduced a royalty payment made by RSVC by more […***…], then the amount of such deduction that would have reduced the royalty payment by more […***…]will be carried over to subsequent Calendar Quarter(s) until the full amount that RSVC would have been entitled to deduct (absent the limitation in the prior sentence) is deducted, subject to the limitation set forth in the preceding sentence in each such subsequent Calendar Quarter.

(d)            Compulsory Licenses.  If a compulsory license required pursuant to applicable Law in a country is granted to a Third Party with respect to Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.5(a) (subject to Section 5.5(b)), then the royalty rate to be paid by RSVC on Net Sales in that country under Section 5.5(a) shall be reduced to the rate paid by the compulsory licensee, provided that, if pursuant to related transactions with the compulsory licensee, such as Licensed Product supply transactions, if applicable, RSVC’s and its Affiliates’ aggregate profits (including royalties received) from the compulsory license and such related transactions exceed the royalties otherwise payable to BH under this Section 5.5, no such royalty reduction shall apply during the period of such excess.

5.6                Reports.  RSVC shall deliver to BH, within […***…]days after the end of each Calendar Quarter, a royalty report together with the required payments.  Such reports shall indicate gross sales, the calculation of Net Sales, and the calculation of royalties from Annual Net Sales with respect thereto.  Such amounts shall be expressed in United States Dollars, and such reports shall include the rates of exchange used to convert to United States Dollars from the currency in which such sales were made or payments received.
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5.7                Payments.  The exchange rate to be used for converting to United States Dollars shall be the simple average of the selling and buying rates of Dollars published in the East Coast Edition of the Wall Street Journal for the last Business Day of the Calendar Quarter to which the report relates.  All royalty payments shall be made in United States Dollars by wire transfer to an account designated in advance by BH.  In the event that any uncontested payment due under this Agreement is not made when due, the payment will accrue interest at an interest rate equal to the prime rate (as published by Reuter’s or, if not available, by Bloomberg, L.P.) plus […***…] percent ([…***…]%), per annum, calculated based on the number of days elapsed from the date payment was originally due until the date payment is made. The payment of such interest will not limit the right of a Party to exercise any other rights it may have as a consequence of the lateness of any payment including, but not limited to, the right to termination for uncured material breach according to Section 11.2(b).

5.8               Tax Withholding.  RSVC shall use all reasonable and legal efforts to reduce tax withholding with respect to payments to be made to BH.  If RSVC concludes that tax withholdings under the Laws of any country in the Territory are required with respect to payments to BH, RSVC may withhold such amounts and RSVC shall promptly provide BH with original receipts or other evidence reasonably desirable and sufficient to allow BH to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

5.9                Books and Records; Audit Rights.  Each Party (the “Audited Party”) shall keep (and, in the case of RSVC, shall cause its Affiliates and Sublicensees to keep) complete, true and accurate books and records in accordance with GAAP in sufficient detail for the other Party (the “Auditing Party”) (a) with respect to RSVC as the Audited Party, to determine the payments due under Section 5.5 and (b) with respect to BH as the Audited Party, to determine costs reimbursed pursuant to Section 5.2. Each Auditing Party shall have the right, once annually at its own expense, to have an independent, certified public accounting firm of nationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, review any such records of the Audited Party in the location(s) where such records are maintained by the Audited Party upon reasonable notice (which shall be no less than […***…] days prior notice) and during regular business hours and under obligations of confidence, for the sole purpose of verifying the accuracy of the amounts paid under this Agreement within a three (3) year period preceding the date of the request for review.  The report of such accounting firm shall be limited to a certificate stating whether any report made or invoice or payment submitted by the Audited Party during such period is accurate or inaccurate and the actual amounts of Research costs and the amount of any Net Sales or royalty discrepancy.  No other information shall be provided to the Auditing Party.  The Audited Party shall receive a copy of each such report concurrently with receipt by the Auditing Party.  Should such inspection lead to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party shall pay the amount of the discrepancy within […***…]days after its receipt from the accounting firm of the certificate showing the amount of the discrepancy.  The Auditing Party shall pay the full cost of the review unless the underpayment of royalties is greater than […***…]percent ([…***…]%), or the overpayment of costs under Section 5.2 is greater than […***…] percent ([…***…]%), of the amount due for the applicable period, in which case the Audited Party shall pay the reasonable costs charged by such accounting firm for such review.
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6.	INTELLECTUAL PROPERTY

6.1                Ownership and Inventorship.

(a)            Ownership.  As between the Parties, (i) BH shall solely own all of the BH IP, (ii) RSVC shall solely own all of the RSVC IP, and (iii) RSVC shall solely own,[…***…].

(b)            Inventorship.  Inventorship, for the purposes of this Section 6.1, shall be determined in accordance with applicable law as set forth in Section 12.5.

6.2                Prosecution and Maintenance of Patent Rights.

(a)            Initial Right.  As between the Parties, BH shall have the initial right to file, prosecute and maintain the BH Patent Rights Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product in the Territory, with counsel reasonably acceptable to RSVC, at BH’s expense, and RSVC shall have the sole and exclusive right to file, prosecute and maintain the Joint Patent Rights and RSVC Patent Rights in the Territory at RSVC’s expense.

(b)            Reasonable counsels by RSVC and BH.  Solely with respect to the rights and obligations described in Section 6.2(a):

(i)
BH shall provide RSVC sufficiently in advance for RSVC to review and comment, with copies of all patent applications and other submissions and communications (including oral communications) with any patent authorities pertaining to the BH Patent Rights Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product. BH shall give due consideration to RSVC’s comments, but shall have the final say in determining whether or not to incorporate such comments; and

(ii)
RSVC shall provide BH sufficiently in advance for BH to review and comment, with copies of all patent applications and other submissions and communications (including oral communications) with any patent authorities pertaining to the Joint Patent Rights. RSVC shall give due consideration to BH’s comments, but shall have the final say in determining whether or not to incorporate such comments.

(c)            Step-In Right.  If BH declines to file, prosecute or maintain any BH Patent Right Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product, elects to allow any BH Patent Right Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product to lapse in any country, elects to abandon any BH Patent Right Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product before all appeals within the respective patent office have been exhausted or to abandon any BH Patent Right Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product, then:
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(i)
BH shall provide RSVC with reasonable notice of such decision (no less than […***…]days prior to any abandonment or loss of rights with respect to such BH Patent Right) so as to permit RSVC to decide whether to file, prosecute or maintain such BH Patent Right and to take any necessary action.

(ii)	RSVC may, at RSVC’s sole cost and expense, assume control of the filing, prosecution and/or maintenance of such BH Patent Right in the name of the owner(s) of such BH Patent Right.

(iii)	BH shall, at RSVC’s expense and reasonable request, assist and cooperate in the filing, prosecution and maintenance of such BH Patent Right.

(iv)
RSVC shall provide BH, sufficiently in advance for BH to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to such BH Patent Right.

(v)	RSVC shall give due consideration to BH's comments, but shall have the final say in determining whether or not to incorporate such comments.

(vi)	RSVC shall promptly provide BH with copies of all material correspondence received from any patent counsel or patent authorities pertaining to such BH Patent Right.

(d)            Patent Term Extensions.  The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the provisions of 35 U.S.C. 103(c) for U.S. patents/patent applications.  The Parties hereto shall cooperate with each other, including without limitation, to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term extension, restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to BH Patent Rights Covering the manufacture, use, offer for sale, sale or importation of a Licensed Product.  In the event that elections with respect to obtaining such patent term restoration are to be made, RSVC shall have the sole right to make the election and BH agrees to abide by such election.

6.3                Enforcement of BH Patent Rights.

(a)            Notice.  Each Party shall, within ten (10) days, provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of the BH Patent Rights, and shall notify the other Party of any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions (a “Paragraph IV Certification”), and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of the BH Patent Rights.
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(b)            Competitive Infringement.  With respect to any actual or suspected infringement of BH Patent Rights by a Third Party making, using or selling in the Field in the Territory a product that is or may be, in RSVC’s reasonable judgment, competitive with a Licensed Product (“Competitive Infringement”), RSVC shall have the initial right to initiate a legal action against such Third Party with respect to such Competitive Infringement, at RSVC’s expense.  BH shall join in such action as a party at RSVC’s request and expense in the event that an adverse party asserts, the court rules or other Laws provide, or RSVC determines in good faith, that a court would lack jurisdiction based on BH’s absence as a party in such suit.  BH may also at any time join in such action and may be represented by counsel of its choice, at BH’s expense; but in any event control of such action shall remain with RSVC.  At RSVC’s reasonable request and expense, BH shall provide reasonable assistance to RSVC in connection with such action.  Without the prior written consent of BH, RSVC shall not enter into any settlement admitting the invalidity of, or otherwise impairing BH’s rights in, BH Patent Rights.  Any recoveries resulting from such an action shall be applied as follows:

(i)
First, to reimburse each Party for all out-of-pocket costs in connection with such proceeding (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii)	Second, the remainder of the recovery shall be treated as Net Sales and shall be subject to the royalty payments to BH as set forth in Section 5.5.

(c)            BH Step-in Right.  If RSVC does not commence a legal action to enjoin such infringement, within […***…]months (or, with respect to a Paragraph IV Filing, within […***…]days) after being notified or otherwise becoming aware of such infringement, BH may, at its expense and following written notice to RSVC, commence the action.  RSVC shall join in such action as a party at BH’s request and expense in the event that an adverse party asserts, the court rules or other Laws provide, or BH determines in good faith, that a court would lack jurisdiction based on RSVC’s absence as a party in such suit, but control of such action shall remain with BH.  Any recoveries resulting from such an action shall be retained by BH.

(d)            Other Enforcement Actions.  Except as provided in Sections 6.3(b), as between the Parties, BH shall have the sole right to protect the BH Patent Rights from any actual or suspected infringement or misappropriation.  In any legal action so brought by BH, RSVC shall join in such action as a party at BH’s request and expense in the event that an adverse party asserts, the court rules or other Laws provide, or BH determines in good faith, that a court would lack jurisdiction based on RSVC’s absence as a party in such suit; but control of such action shall remain with BH.  At BH’s reasonable request and expense, RSVC shall provide reasonable assistance to BH in connection with such action.  Any recoveries resulting from such an action shall be retained by BH.
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6.4                Claimed Infringement.  If a Party becomes aware that the Exploitation of Licensed Product in the Field in the Territory by RSVC, its Affiliates or Sublicensees, infringes, or is likely or is alleged to infringe, the Intellectual Property Rights or Know-How of any Third Party, such Party shall promptly notify the other Party, and RSVC shall have the sole right and responsibility to take any action it deems appropriate with respect thereto; provided, however, that, to the extent that any action would involve the enforcement of the BH Patent Rights or the BH Patent Rights, the general concepts of Section 6.3 shall apply with respect to such enforcement.

7.	CONFIDENTIAL INFORMATION

7.1                Non-Use and Non-Disclosure of Confidential Information.  Each Receiving Party agrees that during the Term of this Agreement and for a period of […***…]years thereafter, all Confidential Information of the Disclosing Party (a) shall not be used by the Receiving Party except to perform its obligations or exercise its rights under this Agreement, (b) shall be maintained in confidence by the Receiving Party, and (c) except as permitted by Sections 7.2, 7.3 and 7.4, shall not be disclosed by the Receiving Party to any Person without the prior written consent of the Disclosing Party.  In addition, during the Term of this Agreement, BH agrees that it shall not, and shall ensure that its Affiliates do not, use for any purpose except to perform its obligations or exercise its rights under this Agreement, nor disclose to any Person other than RSVC or RSVC’s Affiliate without the prior written consent of RSVC, any information or data regarding the composition, formulation, manufacture or use, or pre-clinical or clinical data regarding, or status of research or development of, any Licensed Product (including for the avoidance of doubt any lead molecules or back-up molecules generated in the RSV Virosome Vaccine program conducted pursuant to this Agreement).

7.2                 Permitted Disclosures.

(a)            The Receiving Party may provide the Disclosing Party’s Confidential Information (i) to the employees, consultants and advisors of the Receiving Party’s Affiliates, Sublicensees and potential Sublicensees who have a need to know such Confidential Information for purposes of the Receiving Party exercising or granting licenses or sublicenses under Intellectual Property Rights as permitted herein, (ii) in communications with existing or bona fide prospective acquirers, merger partners, lenders or investors, and (iii) to Astellas and/or the Other Vaccine Company, in each case of (i), (ii) and (iii), on a need to know basis and under appropriate confidentiality provisions substantially equivalent to those of this Agreement.

(b)            The Receiving Party may provide the Disclosing Party’s Confidential Information:

(i)
to the Receiving Party’s employees, consultants and advisors who have a need to know such Confidential Information and are bound by an obligation to maintain the confidentiality of the Disclosing Party’s Confidential Information to the same extent as if they were parties hereto;

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(ii)
to patent offices or Regulatory Authorities in order to seek or obtain Patent Rights or approval to conduct Clinical Trials, or to gain Regulatory Approval; provided, that such disclosure may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or approvals;

(iii)
if such disclosure is required by Law (including without limitation by rules or regulations of any securities exchange or NASDAQ, including the publicity rules of the SWX Swiss Exchange) or to defend or prosecute litigation or arbitration; provided, that prior to such disclosure, to the extent permitted by Law or such rules or regulations, the Receiving Party promptly notifies the Disclosing Party of such requirement and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish.

7.3                Scientific Publications.  Each Party shall have the right to make disclosures pertaining to Licensed Product in scientific journals or other publications.  The publishing Party shall provide the non-publishing Party with an advance copy of the proposed publication, and the non-publishing Party shall then have […***…]days in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to the non-publishing Party.  If the non-publishing Party informs the publishing Party that such publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned or licensed, in whole or in part, to the non-publishing Party (other than pursuant to a license granted under this Agreement), or on any Know-How which is Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such publication as follows:  (a) with respect to a patentable invention, such publication shall be delayed sufficiently long to permit the timely preparation and filing of a patent application; and (b) with respect to Know-How which is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the publication.

7.4                Publicity.  No Party shall have the right to make any public announcements with respect to this Agreement without the prior written consent of the other Party, except as follows:

(a)            On the first Business Day following the execution of this Agreement, the Parties shall issue the press release attached hereto as Exhibit C.

(b)            Each Party may disclose the terms of this Agreement to the extent such disclosure is required by Law (including without limitation by rules or regulations of any securities exchange or NASDAQ, including the publicity rules of the SWX Swiss Exchange) or to defend or prosecute litigation or arbitration; provided, that, prior to such disclosure, to the extent permitted by Law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish.
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(c)            Each Party may make subsequent disclosures of information which has been previously disclosed in accordance with this Agreement.

(d)            Each Party may publicly file this Agreement with the United States Securities and Exchange Commission or any other relevant securities commission in any country, in a redacted form, and shall request, and use Commercially Reasonable Efforts to obtain, confidential treatment of all terms redacted from such redacted form of this Agreement; provided, that the redaction of such terms is permitted by the applicable rules and regulations of the United States Securities and Exchange Commission or any such securities commission.

8.	INDEMNIFICATION AND INSURANCE

8.1                Indemnification by RSVC.  RSVC agrees to defend the BH Indemnitees, at RSVC’s cost and expense, and will indemnify and hold harmless the BH Indemnitees from and against any and all losses, costs, damages, fees or expenses (“Losses”) relating to or in connection with a Third Party claim arising out of (a) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Licensed Product Exploited by or on behalf of RSVC, its Affiliates or Sublicensees; (b) any breach by RSVC of its representations, warranties or covenants made under this Agreement; or (c) any negligent act or omission or willful misconduct of RSVC, its Affiliates or Sublicensees or any of their employees, contractors or agents, in performing RSVC’s obligations or exercising RSVC’s rights under this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses (i) are attributable to the negligence or willful misconduct of the BH Indemnitees, or (ii) are otherwise subject to an obligation by BH to indemnify the RSVC Indemnitees under Section 8.2.  In the event of any such claim against any BH Indemnitee, BH shall promptly notify RSVC in writing of the claim and RSVC shall manage and control, at its sole expense, the defense of the claim and its settlement.  The relevant BH Indemnitees shall cooperate with RSVC and may, at such BH Indemnitees’ option and expense, be represented in any such action or proceeding.  RSVC shall not be liable for any settlements, litigation costs or expenses incurred by any BH Indemnitees without RSVC’s written authorization.

8.2                Indemnification by BH.  BH agrees to defend the RSVC Indemnitees, at BH’s cost and expense, and will indemnify and hold harmless the RSVC Indemnitees from and against any and all Losses, relating to or in connection with a Third Party claim arising out of (a) any breach by BH of its representations, warranties or covenants made under this Agreement, (b) any negligent act or omission or willful misconduct of BH or its Affiliates, or any of their employees, contractors or agents, in performing BH’s obligations or exercising BH’s rights under this Agreement, or (c) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Licensed Product Exploited by or on behalf of BH, its Affiliates or licensees or Sublicensees following any termination of this Agreement in whole or part; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses are attributable to (i) the negligence or willful misconduct of the RSVC Indemnitees, or (ii) are otherwise subject to an obligation by RSVC to indemnify the BH Indemnitees under Section 8.1.  In the event of any such claim against any RSVC Indemnitee, RSVC shall promptly notify BH in writing of the claim and BH shall manage and control, at its sole expense, the defense of the claim and its settlement.  The relevant RSVC Indemnitees shall cooperate with BH and may, at such RSVC Indemnitees’ option and expense, be represented in any such action or proceeding.  BH shall not be liable for any settlements, litigation costs or expenses incurred by any RSVC Indemnitees without BH’s written authorization.
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8.3                Allocation.  In the event a claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

9.	WARRANTIES/COVENANTS

9.1                Mutual Warranties and Covenant.  Each Party warrants, and with respect to clause (h) below covenants, that:

(a)            It is a corporation duly organized and in good standing under the Laws of the jurisdiction of its incorporation, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b)            It has the full right, power and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;

(c)            As of the Effective Date, there are no existing or, to its knowledge, threatened actions, suits or claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement;

(d)            As of the Effective Date, it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e)            This Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally;

(f)            As of the Effective Date, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained;

(g)            The execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, or constitute a default under, any of its contractual obligations; and
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(h)            It will comply, and cause its Affiliates and any Sublicensees and Third Party contractors to comply, with all Applicable Laws in the course of performing activities under the R&D Plan.

9.2                Additional BH Warranties.  BH warrants to RSVC that:

(a)            BH has the right to grant to RSVC the rights granted to RSVC hereunder under the BH IP, and BH has not granted any right or license to any Third Party relating to any of the BH IP, that would conflict with, or limit the scope of, any of the rights or licenses granted to RSVC hereunder.

(b)            To the knowledge of BH, the issued claims included in the BH Patent Rights are valid and enforceable.  BH has complied with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the BH Patent Rights in the Territory.

(c)            Exhibit A contains a complete and correct list of all Patent Rights owned by or otherwise Controlled by BH and its Affiliates (and, if any such Patent Right is owned by a Person other than BH, identifies the Person that owns such Patent Right) relating to RSV Virosome Vaccines.

(d)            Except as set forth in Exhibit A, BH has title to and is the sole legal and beneficial owner of the BH Patent Rights, free of any lien, encumbrance, claim or security interest.  Except for the licenses granted to RSVC under this Agreement, neither BH nor any of its Affiliates have granted any license to any Third Party to or under or with respect to the Virosome Technology pursuant to which any such Third Party could use any Virosome Technology to make, have made, use, sell, offer to sell, import or otherwise research or Exploit any product in the Field without violating the terms of the applicable license agreement, and, to BH’s knowledge, no such licensee has committed any such violation of any such license agreement.

(e)            To the knowledge of BH, no Third Party is infringing the BH Patent Rights or has challenged the extent, validity or enforceability of the BH Patent Rights.

(f)             BH has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or importation of any Licensed Product infringes the Patent Rights of any Third Party, and to the knowledge of BH, Exploitation of any Licensed Product will not infringe the Patent Rights of any Third Party.

(g)            Neither BH nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the BH IP or any Licensed Product, nor has BH or any of its Affiliates received any written communication from any Third Party threatening such action, suit or proceeding.

(h)            BH and its Affiliates have taken reasonable measures to protect the confidentiality of the BH Know-How.
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(i)              BH has made available to RSVC all material correspondence between BH and any of its Affiliates, on the one hand, and the FDA and any other Regulatory Authorities, on the other hand, regarding Licensed Product.

(j)              BH has made available to RSVC all material safety data known to it and its Affiliates with respect to Licensed Product.

(k)            Neither BH nor any of its Affiliates nor, to BH’s and its Affiliates’ knowledge, any employee, agent or subcontractor of BH or any of its Affiliates involved in the development of Licensed Product, has been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335a) and BH and its Affiliates have not knowingly permitted any Person on any of the FDA clinical investigator enforcement lists (including the (A) Disqualified/Totally Restricted List, (B) Restricted List and (C) Adequate Assurances List) to participate in the development and commercialization of Licensed Product.

9.3            RSVC Covenant. RSVC will comply and cause its Affiliates and any Sublicensees to comply, in all material respects, with all Applicable Laws with respect to the development, manufacture and commercialization of the Licensed Product in the Field in the Territory.

9.4               Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

10.	LIMITATION OF LIABILITY

UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S BREACH OF SECTION 7, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

11.	TERMINATION

11.1              Term.  This Agreement becomes effective as of the Effective Date and shall continue in perpetuity until the earlier of (a) the termination of this Agreement in accordance with Sections 11.2 or 12.2 or (b) following the First Commercial Sale of any Licensed Product, the expiration of the last-to-expire of all Royalty Terms with respect to all Licensed Product (the “Term”).  Upon the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, RSVC shall have a fully paid-up, non-exclusive, perpetual and irrevocable license to use the BH Know-How to Exploit such Licensed Product in the Field in such country.
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11.2              Termination

(a)            Termination for Convenience.  At any time after the second anniversary of the Effective Date, RSVC shall have the right to terminate this Agreement for convenience, in its entirety or on a country-by-country basis, upon six (6) months prior written notice to BH.

(b)            Termination for Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (including any material breach of a representation or warranty or covenant made in this Agreement), then the Non-Breaching Party may deliver notice of such breach to the Breaching Party.  If the Breaching Party fails to cure such breach within the sixty (60) day period after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this Agreement in its entirety (or, if BH is the Breaching Party, RSVC may elect in its discretion to terminate the R&D Program without terminating the Agreement in its entirety, as provided in Section 11.3(b), below), upon written notice to the Breaching Party; provided, however, that if RSVC has breached its diligence obligations with respect to the commercialization of the Licensed Product in one or more countries in the Territory, BH may terminate this Agreement pursuant to this Section 11.2(b) only with respect to such countries in which such breach has occurred and has not been cured; and provided further, however, that in the case of a good faith payment dispute on royalties, if RSVC is found to be in breach for underpayment, but pays all amounts due within sixty (60) days after the final resolution of such dispute together with late payment interest as set forth in Section 5.7, BH shall not have the right to terminate this Agreement based on such payment dispute or late payment.

(c)            […***…].  In the event that (i) […***…], then either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party.

(d)            Termination by Mutual Consent.  The Parties may terminate this Agreement with respect to any country in the Territory or in its entirety at any time and for any reason during the Term upon their mutual written agreement.

(e)            Termination for Failure of commercialization.  If RSVC, its Affiliate or Sublicensee does not begin the commercialization in a country in a Major Market within nine (9) months of receiving Regulatory Approval with respect to such country, then BH may terminate this Agreement with respect to such country, but not in its entirety, upon providing RSVC with six (6) months written notice, provided however that BH shall not have such termination right if RSVC's (or its Affiliate’s or Sublicensee’s) failure to commercialize is due in whole or in part to any of the following: (i) a request from, or other action of, a Regulatory Authority; (ii) the grant of a temporary or permanent injunction; (iii) the inability of such party to manufacture sufficient commercial quantities of the Licensed Product despite such party’s use of Commercially Reasonable Efforts; (iv) a force majeure event; or (v) with respect to any Major Market in the European Union if RSVC determines not to commercialize (or to delay commercialization) in such Major Market due to a Pricing Approval in such Major Market that RSVC determines is not commercially satisfactory and RSVC continues to exercise Commercially Reasonable Efforts to pursue Regulatory Approval and or commercialization in at least one other Major Market in the European Union.
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(f)             Termination for Safety Issues.  RSVC may, upon written notice to BH, terminate this Agreement in its entirety at any time (i) if the withdrawal of the Licensed Product in the Field from the market in one (1) or more countries in the Territory for health or safety reasons is commenced by RSVC, or its Affiliate or Sublicensee, or ordered or required by the FDA or other Regulatory Authority, (ii) if substantially all ongoing clinical development of the Licensed Product is discontinued in the Territory, or ordered or required to be terminated in or for any Major Market by the FDA or other Regulatory Authority, for health or safety reasons, or (iii) in the event that RSVC and its Affiliate and Sublicensee elect to discontinue development and commercialization of the Licensed Product due to concerns regarding safety.

(g)            Bankruptcy.  Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed with sixty (60) calendar days after the filing thereof, or if the other Party makes a general assignment for the benefit of creditors.

11.3              Effects of Termination.

(a)            Termination by BH pursuant to Section 11.2(b), 11.2(c), 11.2(e) or 11.2(g), or by RSVC pursuant to Section 11.2(a), 11.2(c) or 11.2(f).

(i)
If BH terminates this Agreement with respect to a particular country or in its entirety pursuant to either Section 11.2(b), (c), (e) or (g); or RSVC terminates this Agreement pursuant to Section 11.2(a), 11.2(c) or 11.2(f), then all licenses granted by BH to RSVC hereunder shall terminate with respect to the terminated countries or the entire Territory, as applicable (the “Terminated Territory”) and all rights in BH IP in the Terminated Territory shall revert to BH; provided, however, that RSVC (and its Affiliates and Sublicensees) will have the right to sell-through their existing inventory of the Licensed Product for a period not to exceed six (6) months from the effective date of termination, and such sales will be subject to the royalty provisions contained herein.

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(ii)
If, prior to the Regulatory Approval for a Licensed Product with the applicable Regulatory Authority for a Major Market, BH terminates this Agreement in its entirety pursuant to either Section 11.2(b), (c) or (g); or RSVC terminates this Agreement in its entirety pursuant to Section 11.2(a), 11.2(c) or 11.2(f), then, promptly upon BH’s request, all information, data and documents regarding the composition, formulation, manufacture or use, pre-clinical or clinical research or development of, Clinical Trials and Regulatory Documentation with respect to Licensed Products shall be returned by RSVC to BH at no cost for BH and BH, its Affiliates and their employees, consultants and advisors, its Sublicensees and potential Sublicensees will be free to use such Confidential Information in accordance with the license grant set forth in this Section 11.3(a)(ii).  RSVC shall grant to BH an exclusive license under RSVC IP and Joint IP, with the right to sublicense, to make, have made, use, sell, offer to sell, import and otherwise research and Exploit Licensed Product in the Field in the Territory, and thereafter BH shall pay to RSVC, subject to Section 11.3(a)(iv) below, the Applicable Percentage of all revenues, including without limitation commercialization revenues and revenues received by BH and its Affiliates from any Third Party(ies) in connection with any transactions in which rights to develop or commercialize the Licensed Product are granted by BH or its Affiliates to Third Party(ies), realized by BH and its Affiliates in relation to the Exploitation of Licensed Products.  Such amounts would be paid to RSVC on a quarterly basis on revenues received in the prior calendar quarter.  The Applicable Percentage shall equal the product A x B, where A = […***…]% and B = […***…], if a Successful Phase 2b POC Clinical Study has not been achieved prior to termination; or […***…], if a Successful Phase 2b POC Clinical Study has been achieved but the primary endpoints of a phase 3 clinical study of a Licensed Product have not been achieved prior to termination; or […***…], if the primary endpoints of a phase 3 clinical study of a Licensed Product have been achieved but the Licensed Product has not received any Regulatory Approval prior to termination; or […***…], if the Licensed Product has received a Regulatory Approval prior to termination.

(iii)
If, after Regulatory Approval for a Licensed Product with the applicable Regulatory Authority for a Major Market, RSVC terminates this Agreement in its entirety pursuant to Section 11.2(a) or 11.2(f), then, promptly upon BH’s request, all information, data and documents regarding the composition, formulation, manufacture or use, pre-clinical or clinical research or development of, Clinical Trials and Regulatory Documentation with respect to Licensed Products shall be returned by RSVC to BH at no cost for BH and BH, its Affiliates and their employees, consultants and advisors, its Sublicensees and potential Sublicensees will be free to use such Confidential Information in accordance with the license grant set forth in this Section 11.3(a)(iii).  RSVC shall grant to BH an exclusive license under RSVC IP and Joint IP, with the right to sublicense, to make, have made, use, sell, offer to sell, import and otherwise research and Exploit Licensed Product in the Field in the Territory, and thereafter BH shall pay to RSVC, subject to Section 11.3(a)(iv) below, the Applicable Percentage of all revenues, including without limitation commercialization revenues and revenues received by BH and its Affiliates from any Third Party(ies) in connection with any transactions in which rights to develop or commercialize the Licensed Product are granted by BH or its Affiliates to Third Party(ies), realized by BH and its Affiliates in relation to the Exploitation of Licensed Products.  Such amounts would be paid to RSVC on a quarterly basis on revenues received in the prior calendar quarter.

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(iv)
If BH terminated this Agreement in its entirety pursuant to either Section 11.2(b) or Section 11.2(g) and BH becomes obligated to pay RSVC the amounts set forth in Section 11.3(a)(ii) or 11.3(a)(iii), BH shall be entitled to off-set against such payment amounts to RSVC all internal and external costs incurred by BH and its Affiliates and Sublicensees as a result of the assumption and financing of any activities under the R&D Program that in the absence of such termination would have been BH's responsibility and would have been financed by RSVC under this Agreement and the R&D Plan and any losses, costs and damages incurred by BH arising out of any breach or nonperformance by RSVC of its obligations under this Agreement, provided that such offset amounts shall not in aggregate exceed US$[…***…]and, on a payment-by-payment basis, such offset amounts shall not be permitted to reduce any payment to RSVC to less than […***…] percent ([…***…]%) of the amount otherwise due under Section 11.3(a)(ii) or 11.3(a)(iii) (i.e., if there is an aggregate of US$[…***…]in cost amounts to offset, BH would offset that amount against […***…] percent ([…***…]%) of the first US$[…***…] payable to RSVC under Section 11.3(a)(ii) or 11.3(a)(iii)).

(b)            Termination by RSVC pursuant to Section 11.2(b) or 11.2(g).

(i)	In the event that RSVC terminates this Agreement in its entirety pursuant to Section 11.2(b) or 11.2(g), then all licenses granted by BH to RSVC hereunder shall terminate and all rights in BH IP shall revert to BH; provided, however, that RSVC (and its Affiliates and Sublicensees) will have the right to sell-through their existing inventory of the Licensed Product for a period not to exceed six (6) months from the effective date of termination, and such sales will be subject to the royalty provisions contained herein.
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(ii)	If RSVC is entitled to terminate this Agreement pursuant to Section 11.2(b) for a material breach by BH that has not been cured during the applicable cure period set forth in Section 11.2(b), RSVC may, in its sole discretion and upon written notice to BH, elect to terminate BH’s participation in the R&D Program without terminating this Agreement, in which event:

(A)	All rights and licenses granted to RSVC pursuant to this Agreement with respect to Licensed Products, including pursuant to Section 2.1, shall remain in effect;

(B)	All payment obligations under Section 5 with respect to Licensed Products shall remain in effect; provided that RSVC’s payment obligations under Sections 5.3 and 5.5 shall be reduced by […***…] percent ([…***…]%);

(C)	To the extent applicable, RSVC may elect to assume all or any part of the obligations of BH to perform activities under the R&D Program, and shall have the right to perform any or all such activities itself, or through its Affiliates or Third Parties, in each case in RSVC’s discretion;

(D)	To the extent applicable, RSVC shall be entitled to off-set all internal and external costs incurred by RSVC and its Affiliates and Sublicensees as a result of the assumption and completion of any activities under the R&D Program that would otherwise have been BH's responsibility under this Agreement and the R&D Plan and any losses, costs and damages incurred by RSVC arising out of any breach or nonperformance by BH of its obligations under this Agreement, provided that such set-off amounts shall be reduced by R&D Program budget costs that RSVC is not required to pay to BH due to such termination, provided that such offset amounts shall not in aggregate exceed US$[…***…]and, on a payment-by-payment basis, such offset amounts shall not be permitted to reduce any payment to BH to less than […***…] percent ([…***…]%) of the otherwise applicable payment amount; and

(E)	To the extent not previously provided to RSVC in accordance with Section 3.3, BH shall promptly provide, and cause its Affiliates and Third Party contractors to provide, to RSVC (or RSVC’s Affiliate or Sublicensee, as directed by RSVC) without additional charge, any BH Know-How and Joint Know-How comprising tangible materials or information and Third Party agreements (in each case, including cell banks, virus banks, other biological materials, laboratory notebooks and records relating to activities pursuant to this Agreement, including those that may be reasonably needed by RSVC for regulatory purposes, and GMP material manufacturing agreements) that (i) were generated pursuant to BH's activities under the R&D Program, and (ii) are reasonably necessary to enable RSVC, its Affiliates and Sublicensees to conduct (directly, or through Third Party contractors) any activities under the R&D Program that would otherwise have been BH's responsibility under the R&D Plan.
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(c)            Termination by Mutual Agreement.  If the Parties terminate this Agreement by mutual written agreement as described in Section 11.2(d), the effects and consequences of such termination shall be as mutually agreed by the Parties and set forth in such mutual written agreement.

(d)            The following provisions shall survive the expiration or termination of this Agreement:  Sections 2.4, 2.6, 5.7, 5.8, 5.9, 6.1, 7, 8, 9.3, 10, 11.3 and 12.  Any licenses granted under Sections 2.5, 5.5(d) and 11.1 prior to the effective date of termination of this Agreement shall survive the expiration or termination of this Agreement.

(e)            Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

12.	MISCELLANEOUS

12.1            Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except (a) each Party may assign this Agreement, in whole or in part, to an Affiliate of the assigning Party; provided, that the assigning Party guarantees the performance of such Affiliate of its obligations hereunder; (b) each Party may assign this Agreement, in whole, to a Person that acquires, by merger, sale of assets or otherwise, all or substantially all of the business or assets of the assigning Party to which the subject matter of this Agreement relates; and (c) RSVC may assign this Agreement to Astellas pursuant to the Astellas Warrant Agreement or the Other Vaccine Company pursuant to the Other Vaccine Company Transaction Agreement.  Any assignment not in accordance with the foregoing shall be void.  This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

12.2             Force Majeure.  Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay results from causes beyond the reasonable control of the affected Party, which may include embargoes, acts of war (whether declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God.  The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.  If a Party is so delayed and such failure or omission is not cured within ninety (90) days, the other Party may terminate this Agreement.
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12.3             Notices.

Notices to RSVC shall be addressed to:

RSV Corporation
7361 Calhoun Place, Suite 510
Rockville, MD  20855
USA
Attention:  Chief Executive Officer
Fax:  […***…]
With copies to:

ClearPath Vaccines Company, LLC
7361 Calhoun Place, Suite 510
Rockville, MD  20855
USA
Attention:  Chief Executive Officer
Fax:  […***…]
and

WilmerHale
60 State Street
Boston, MA  02109
USA
Attention:  […***…].
Fax:  […***…]
Notices to BH shall be addressed to:

Bestewil Holding B.V.
J.H. Oortweg 21
2333 CH Leiden
The Netherlands
Attention: Chief Executive Officer
Fax:  […***…]

and

Mymetics Corporation
Route de la Corniche 4
1066 Epalinges
Switzerland
Attention: Chief Executive Officer
Fax:  […***…]
With copies to:

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Id-est avocats
Rue Centrale 6
1003 Lausanne
Switzerland
Attention : […***…]
Fax:  […***…]

and

Akerman LLP
The Victor Building
750 9th Street, N.W., Suite 750
Washington, DC 20001
USA
Attention: […***…].
Fax:  […***…]

Any Party may change its address by giving notice to the other Party in the manner provided in this Section 12.3.  Any notice required or provided for by the terms of this Agreement shall be in writing, in the English language, and shall be (a) sent by certified or registered mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight international courier service, (c) sent by facsimile transmission, or (d) delivered by hand.  The effective date of the notice shall be the actual date of receipt by the receiving Party.

12.4             Relationship of the Parties.  The Parties shall be deemed independent contractors for all purposes hereunder.  This Agreement does not constitute a partnership, joint venture or agency between the Parties.  Neither Party is an agent of the other Party and has no authority to represent the other Party as to any matters.

12.5             Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, other than any principle of conflict or choice of laws that would cause the application of the Laws of any other jurisdiction; provided, that matters of intellectual property law concerning inventorship or the existence, validity, ownership, infringement or enforcement of intellectual property shall be determined in accordance with the national intellectual property Laws relevant to the intellectual property in question.

12.6            Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a)            the Executive Officers of both Parties shall meet to attempt to resolve such disputes.
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(b)            If the Executive Officers cannot resolve such disputes within thirty (30) days after either Party requests such a meeting in writing, then upon written notice by either Party to the other Party, such dispute, controversy or claim shall be finally resolved by binding arbitration conducted in the English language in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with such rules having experience in the biotechnology and/or pharmaceutical industries.  At any time, a Party may seek or obtain relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration in if necessary to protect the interest of such Party or to preserve the status quo pending the arbitration proceeding.  The arbitration shall be conducted in English.  Each party shall bear its own attorneys' fees, costs and disbursements arising out of the arbitration and shall pay an equal share of the fees and costs of the arbitration.  The arbitrators shall award attorneys' fees to the prevailing party.  Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, or application may be made to the court for a judicial recognition of the award or an order of enforcement as the case may be.

12.7             Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), the Parties mutually agree that this Agreement shall endure except for the Severed Clause.  The Parties shall consult and use their best efforts to agree upon a valid and enforceable. provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

12.8             Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all previous agreements, whether written or oral, with respect to such subject matter.

12.9             Amendment and Waiver.  This Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.

12.10          No Implied Waivers.  The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right that it has or may have hereunder operate as a waiver of any right by such Party.

12.11          Export Compliance.  The Parties acknowledge that the exportation from the United States of materials, products and related technical data (and the re-export from elsewhere of United States origin items) may be subject to compliance with United States export Laws, including Laws which restrict export, re-export and release of materials, products and their related technical data, and the direct products of such technical data.  The Parties agree to comply with all exports Laws and to commit no act that, directly or indirectly, would violate any United States Law, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the United States adheres or with which the United States complies.
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12.12          Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

[Remainder of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the Parties hereto have set their hand as of the Effective Date.

BESTEWIL HOLDING B.V.

By:	/s/ Ronald Kempers
Name:Ronald Kempers
Title:Chief Executive Officer

RSV CORPORATION

By:
Name:
Title: CEO
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GUARANTEE

In consideration of RSVC entering into the foregoing Agreement (the “Agreement”), Mymetics Corporation, a Delaware corporation (“Mymetics”) hereby irrevocably and unconditionally guarantees to RSVC the performance of Bestewil Holding B.V., a company organized and existing under the laws of the Netherlands (“BH”) and of any Affiliate of Mymetics or BH of all of BH’s obligations under the Agreement, as principal with the defenses of BH and such Affiliates.

RSVC may enforce its rights under this Guarantee without first seeking to obtain performance from BH or exercising any other remedy or right that RSVC may have.  If RSVC decides to proceed first to exercise any other remedy or right, or to proceed against another person or entity, RSVC retains all of its rights under this Guarantee.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, USA.  Mymetics hereby agrees to be bound to the dispute resolution provisions of the Agreement with respect to any and all disputes, claims or actions arising out of the execution, delivery or performance of this Guarantee and waives all rights it might otherwise have to object to such dispute resolution provisions.

This Guarantee shall survive the expiration or other termination of the Agreement and shall survive and apply regardless of any amendments, waivers, extensions, modifications or other changes in the obligations of BH under the Agreement.

MYMETICS CORPORATION

By:	/s/ Ronald Kempers
Its:President and CEO
Date:	December 27, 2013

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EXHIBIT A
BH PATENT RIGHTS

List of Patent Rights

[…***…]

[…***…]
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EXHIBIT B
R&D PLAN

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EXHIBIT C
PRESS RELEASE

[to be attached]

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EXHIBIT D
FTE RATE CARD

BH FTE category*	Rate per day**
[…***…]	USD […***…]
[…***…]	USD […***…]
[…***…]	UDS […***…]
[…***…]	USD […***…]
[…***…]	USD […***…]
[…***…]	USD […***…]

* […***…]** […***…]